EXHIBIT (A)(77)















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NOTICE OF TERMINATION OF OFFER TO PURCHASE SHARES OF EMPRESA NACIONAL DE
ELECTRICIDAD S.A. FOR FAILURE OF CONDITION BELOW


DUKE ENERGY INTERNATIONAL L.L.C. ("Duke International"), a company organized according to the laws of the State of Delaware, United States of America, which corporate purpose is investments, domiciled at 5400 Westheimer Court, Houston, Texas, United States of America, and for these purposes at Moneda 970, 12th floor, Santiago, Chile, and DUKE ENERGY INVERSIONES UNO LIMITADA ("Duke Chile'), a company organized according to the laws of the Republic of Chile, which corporate purpose is investments, domiciled at Moneda 970, 12th floor, Santiago, Chile, inform all shareholders of EMPRESA NACIONAL DE ELECTRICIDAD S.A. ("Endesa") of the following:

According to the notice published on February 25, 1999, as amended, Duke International made a public offer (the "Offer') to purchase shares of Endesa, on the terms and conditions set therein. Pursuant to the first paragraph of number 16 thereof, the Auction would not take place unless sale orders for a minimum of 3,680,947,436 shares of Endesa, corresponding to at least 44.88% of the total number of subscribed and paid shares of Endesa, had been received in Chile.

Considering that the Stock Brokers ended the receipt of shares sale orders as of today, April 22, 1999, a 12,00 noon, and that a number of shares sale orders lower than the aforementioned minimum was received, and in accordance with the provisions of Circular-Letter N(degree)2327 dated April 16, 1999 of the Superintendency of Securities and Insurance, by this publication it notifies that the conditions set forth in the Offer have failed. Therefore, Duke International declares the Offer unsuccessful and consequently terminated, without further responsibility for the offeror. The foregoing has been already informed to the Superintendency of Securities and Insurance, to the stock exchanges of the country and to Banchile Corredores de Bolsa S.A.



DUKE ENERGY INTERNATIONAL L.L.C.

                                       DUKE ENERGY INVERSIONES UNO LIMITADA





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